Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Piedmont Office Realty Trust, Inc. registration of 1,000,000 shares of common stock related to the Amended and Restated 2007 Omnibus Incentive Plan, of our report dated February 21, 2017 (except for the effects of the restatement described in Note 2, as to which the date is May 8, 2017), with respect to the consolidated financial statements and schedule of Piedmont Office Realty Trust, Inc. and our report dated February 21, 2017, (except for the effect of the material weakness described in the sixth paragraph, as to which the date is May 8, 2017), with respect to the effectiveness of internal control over financial reporting of Piedmont Office Realty Trust, Inc. included in its Annual Report (Form 10-K/A) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young, LLP

Atlanta, GA

May 18, 2017